EXHIBIT 99.1

1180 Veterans Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces Fourth Quarter and Year End 2008 Financial Results

SOUTH SAN FRANCISCO, Calif. — February 24, 2009 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, Rigel reported a net loss of $33.4 million, or $0.91 per share, compared to a net loss of $19.0 million, or $0.61 per share, in the fourth quarter of 2007. Weighted average shares outstanding for the fourth quarters of 2008 and 2007 were 36.6 million and 31.1 million, respectively.

There were no contract revenues from collaborations reported in the fourth quarter of 2008 compared to $8.0 million reported in the fourth quarter of 2007.  Revenue in the fourth quarter of 2007 included a $3.0 million milestone payment from Merck Serono for licensing rights in Japan for R763 and a $5.0 million milestone payment from Pfizer for the initiation of its Phase 1 clinical trial for R343.

Rigel reported total operating expenses of $34.0 million in the fourth quarter of 2008, compared to $28.3 million in the fourth quarter of 2007. The increase in operating expenses was primarily due to increases in clinical development and stock-based compensation expenses, offset by a reversal of bonus expense during the fourth quarter of 2008. The increase in clinical development expenses was primarily due to the costs associated with the Phase 2b clinical trials of R788 in rheumatoid arthritis (TASKi2 and TASKi3).  Stock-based compensation expenses increased from $2.6 million in the fourth quarter of 2007 to $6.0 million in the fourth quarter of 2008, primarily due to the higher valuation of options granted in the first quarter of 2008.  Based on the Company’s decision not to pay bonuses for 2008, approximately $3.0 million of previously recorded bonus expense was reversed in the fourth quarter of 2008.  Bonus expense recognized in the fourth quarter of 2007 was approximately $5.1 million.

In the fourth quarter of 2008, we recorded a Federal refundable credit of $89,000 which was calculated based on fixed assets placed into service from April 1, 2008 to December 31, 2008, in accordance with the provisions of the Housing and Economic Recovery Act of 2008.

For the twelve months ended December 31, 2008, Rigel reported a net loss of $132.3 million, or $3.67 per share, compared to a net loss of $74.3 million, or $2.57 per share, for the same period of 2007. Rigel recorded no contract revenue from collaborations during 2008, compared with $12.6 million for the same period in 2007.

As of December 31, 2008, Rigel had cash, cash equivalents and available for sale securities of $134.5 million, compared to $160.4 million as of September 30, 2008 and $108.3 million as of December 31, 2007.  In February 2008, Rigel completed a public offering raising aggregate net proceeds of approximately $127.5 million.  The Company expects that its current capital resources will be enough for it to maintain its current development priorities through the second quarter of 2010.

“We look forward to announcing study results for our two Phase 2b trials, TASKi2 and TASKi3, for patients with rheumatoid arthritis in July and August of 2009, respectively” said James M. Gower, chairman and chief executive officer of Rigel.  “Our recently announced company restructuring, as well as a decision to forgo bonuses, were key measures taken at the beginning of 2009 to conserve cash and focus on our active clinical and preclinical programs.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases as well as for certain cancers and metabolic diseases. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to the sufficiency of Rigel’s current capital resources to fund current development priorities.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expects,”  “plans,” “potential,” “intends,” “indicates,” “promising,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, which include, without limitation, risks related to the development of Rigel’s product candidates, including risks associated with the timing and success of clinical trials, potential problems that may arise in the clinical testing and approval process and Rigel’s need for additional capital, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Form 10-Q for the quarter ended September 30, 2008. Rigel does not undertake any obligation to update forward-looking statements.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

\	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues:
Contract revenues from collaborations	$—	$8,000	$—	$12,600

Operating expenses:
Research and development (see Note A)	28,402	21,960	109,670	70,364
General and administrative (see Note A)	5,608	6,297	27,044	21,763
Total operating expenses	34,010	28,257	136,714	92,127
Loss from operations	(34,010)	(20,257)	(136,714)	(79,527)
Interest income, net	557	1,255	4,279	5,255
Loss before income taxes	(33,453)	(19,002)	(132,435)	(74,272)
Income tax benefit	89	—	89	—
Net loss	$(33,364)	$(19,002)	$(132,346)	$(74,272)
Net loss per share, basic and diluted	$(0.91)	$(0.61)	$(3.67)	$(2.57)
Weighted average shares used in computing net loss per share, basic and diluted	36,584	31,084	36,025	28,936

Note A

Stock-based compensation expense included in:
Research and development	$3,043	$1,307	$12,272	$5,519
General and administrative	2,915	1,259	11,487	6,168
	$5,958	$2,566	$23,759	$11,687

SUMMARY BALANCE SHEET DATA
(in thousands)

	December 31,	December 31,
	2008	2007

Cash, cash equivalents and available for sale securities	$134,477	$108,296
Total assets	143,858	115,789
Stockholders’ equity	104,165	82,182